Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 18, 2007 except as to Note 12 for which the date is July 26, 2007 relating to the consolidated financial statements and financial statement schedule of Tensar Corporation (Successor company) and our report dated April 20, 2006 relating to the consolidated financial statements and financial statement schedule of The Tensar Corporation (Predecessor company), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
August 28 , 2007